News Release	For Immediate Release
Contact: Jeff Laudin	October 17, 2013
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Third Quarter 2013 Results

Highlights:

•	Third quarter sales increased 7% and operating income rose 22% for a record third quarter.

•	Third quarter operating income as a percent of sales rose to 14.1% compared with 12.4% for the same period in 2012.

•	The Engineered Infrastructure Products and Utilities Segments made the greatest contributions to the quarterly operating income improvement.

•
A decrease in the U.K. tax rate required a reduction in deferred tax assets and an increase in third quarter tax expense. This lowered net earnings by $8.3 million, or $0.31 in fully diluted earnings per share. As a result, reported diluted earnings per share were $2.10 and adjusted for the non-cash deferred tax asset reduction, diluted earnings per share were $2.41. (See table page 7)

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported third quarter sales of $778.0 million compared with $729.8 million for the same period of 2012. Third quarter 2013 operating income was $109.9 million versus $90.4 million in 2012. Including the impact of a non-cash income tax expense, third quarter net income was $56.5 million versus $56.7 million in 2012, which resulted in quarterly diluted earnings per share of $2.10 compared to $2.12 in 2012.

Third Quarter Review:

“Sales and earnings comparisons were positive in each reportable segment,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Gross profit margins increased due to improved sales mix and pricing in certain markets combined with somewhat lower input costs. This increase, plus improved operating leverage, drove operating profit improvement.

“Achieving 14.1% operating income as a percent of sales in a third quarter is a record,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “This is the result of good performances in our all of our segments, including significant improvement in the Engineered Infrastructure Products Segment, which continues to face challenges in several markets.”

Third Quarter Segment Review:
Utility Support Structures Segment (30% of 3rd Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Utility sales of $229.4 million were 5% higher than 2012. Substantial utility investment in the North American transmission grid continues to drive increased demand. Late in the third quarter, at the request of customers, some shipments were deferred into the fourth quarter. Utility sales in international markets, which remain project based, declined.

Increasing transmission grid reliability is a national priority. Regulatory measures effected in 2005 and 2010 created a compelling framework for substantial new investment in transmission infrastructure. Enhancing the interconnectivity of regional grids, and accommodating increased use of renewable energy sources are additional drivers of demand. Valmont believes the size of these opportunities combined with our market leadership, should result in further growth over the next few years.

Operating income rose 37% to $41.5 million, which represents 18.1% of segment sales. The increase in operating income was due to increased SG&A leverage, sales mix, and improved gross profit margins.

Irrigation Segment (23% of 3rd Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Irrigation Segment sales increased 12% to $175.1 million, led by strong North American demand. Sales in international markets also improved. Despite lower third quarter crop prices than last year, the outlook among farm customers remained positive and drove sales increases above last year’s record levels.

Over 80% of global irrigated acres still use less efficient flood methods rather than efficient mechanized irrigation equipment. This creates tremendous long-term market opportunities for Valmont’s irrigation segment. Population growth, improved diets and competing demands for water are additional factors that will drive the need for more efficient mechanized irrigation use over time.

Operating income rose 15% to $31.1 million resulting in operating income as a percent of sales of 17.8%.

Engineered Infrastructure Products Segment (33% of 3rd Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Third quarter sales were $260.3 million, a 6% increase over 2012. Sales gains reflect increases in North America and Europe as well as the addition of $16.8 million in revenue from the February 2013 acquisition of the Locker Group in Australia.

In North America, lighting and traffic products sales were flat with last year. Wireless communication product sales increased over last year reflecting increased carrier investment in 4G infrastructure to support the increased network demands of data.

In Europe, lighting and traffic product sales were comparable to last year.

In the Asia-Pacific region, additional sales from acquired businesses more than offset declines in engineered access systems sales in Australia. Lighting and traffic products revenues in the region increased, while wireless communication product sales declined.

Operating income increased 37% to $25.7 million, or 9.9% of segment sales. This increase was driven by improved operating productivity, increased demand for wireless communication products in North America, improved cost structures in North America and Europe, and the contribution of the Locker Group.

Coatings Segment (11% of 3rd Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $89.0 million were 6% higher than last year. North American sales rose due to $9 million revenue contribution from the acquisition of a Canadian galvanizer in December, 2012 and increased internal demand. Sales declined in the Asia Pacific region due to softer market conditions in Australia and the slight revenue loss from a divestiture during the second quarter.

Operating income increased 7% to $19.8 million, or 22.3% of segment sales which was similar to last year’s levels.

Outlook:

“Looking to the fourth quarter, new capacity coming on-line in the Utility Support Structures Segment combined with a strong backlog should lead to record fourth quarter segment results. In the Irrigation Segment, we expect a good quarter, although not to last year’s levels as a later harvest in North America will likely reduce customer traffic in dealerships. We expect our Coatings business to continue its good performance. In the Engineered Infrastructure Products Segment, our outlook is for positive comparisons in sales and operating income. In summary, we expect full-year diluted earnings of approximately $11.00 per share, even after absorbing the $0.31 in higher tax expense this quarter.

“Looking to 2014, at this early juncture our expectations are for continued improvement in the Utility Support and Engineered Infrastructure Support segments. Market demand should result in continued strength in the Coatings Segment. For the Irrigation Segment, it remains too early to assess the outlook for 2014.

“We believe that the long term drivers present in our two core markets, engineered products for infrastructure and efficient irrigation equipment for agriculture provide compelling, global and enduring opportunities for Valmont’s continued growth going forward,” concluded Mr. Bay.

An audio discussion of Valmont’s third quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Executive Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 98704886 or via the Internet at 8:00 a.m. CDT October 18, 2013, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21.  After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 98704886 beginning October 18, 2013 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 25, 2013.

Valmont is a global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share amounts) (unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended
	28-Sep-13	29-Sep-12	28-Sep-13	29-Sep-12
Net sales	$ 778,032	$ 729,839	$ 2,476,321	$ 2,214,504
Cost of sales	552,468	537,437	1,753,917	1,636,393
Gross profit	225,564	192,402	722,404	578,111
Selling, general and administrative expenses	115,663	102,020	350,048	307,559
Operating income	109,901	90,382	372,356	270,552
Other income (expense)
Interest expense	(8,149)	(8,429)	(24,364)	(23,657)
Interest income	1,560	2,093	4,765	6,081
Other	(584)	1,307	1,095	907
	(7,173)	(5,029)	(18,504)	(16,669)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	102,728	85,353	353,852	253,883
Income tax expense	43,912	28,447	126,053	87,005
Earnings before equity in earnings of
nonconsolidated subsidiaries	58,816	56,906	227,799	166,878
Equity in earnings of nonconsolidated subsidiaries	75	1,536	548	5,311
Net earnings	58,891	58,442	228,347	172,189
Less: Earnings attributable to non-controlling interests	(2,402)	(1,711)	(4,726)	(3,153)
Net earnings attributable to Valmont Industries, Inc.	$ 56,489	$ 56,731	$ 223,621	$ 169,036

Average shares outstanding (000's) - Basic	26,665	26,502	26,632	26,455
Earnings per share - Basic	$ 2.12	$ 2.14	$ 8.40	$ 6.39

Average shares outstanding (000's) - Diluted	26,919	26,806	26,896	26,748
Earnings per share - Diluted	$ 2.10	$ 2.12	$ 8.31	$ 6.32

Cash dividends per share	$ 0.250	$ 0.225	$ 0.725	$ 0.630

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)

	Third Quarter 13 Weeks Ended		Year-to-Date 39 Weeks Ended

	28-Sep-13	29-Sep-12	28-Sep-13	29-Sep-12

Net sales
Engineered Infrastructure Products	$ 260,283	$ 244,684	$ 734,589	$ 684,427
Utility Support Structures	229,420	217,495	697,301	620,964
Coatings	89,009	83,713	272,052	251,397
Infrastructure products	578,712	545,892	1,703,942	1,556,788

Irrigation	175,120	156,452	690,002	547,214
Other	71,836	72,500	233,384	245,757
Less: Intersegment sales	(47,636)	(45,005)	(151,007)	(135,255)
Total	$ 778,032	$ 729,839	$ 2,476,321	$ 2,214,504

Operating Income
Engineered Infrastructure Products	$ 25,689	$ 18,715	$ 61,026	$ 40,907
Utility Support Structures	41,491	30,223	129,767	81,901
Coatings	19,833	18,542	56,805	54,571
Infrastructure products	87,013	67,480	247,598	177,379

Irrigation	31,145	27,140	149,878	103,155
Other	9,978	9,743	33,790	33,413
Corporate	(18,235)	(13,981)	(58,910)	(43,395)
Total	$ 109,901	$ 90,382	$ 372,356	$ 270,552

Valmont has four reportable segments based on its reporting structure.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	28-Sep-13	29-Sep-12
ASSETS
Current assets:
Cash and cash equivalents	$ 543,369	$ 427,080
Accounts receivable, net	513,832	470,240
Inventories	427,215	432,689
Prepaid expenses	35,071	30,106
Refundable and deferred income taxes	81,766	49,692
Total current assets	1,601,253	1,409,807
Property, plant and equipment, net	541,030	475,991
Goodwill and other assets	606,237	608,662
	$ 2,748,520	$ 2,494,460

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 265	$ 226
Notes payable to banks	17,129	15,730
Accounts payable	214,188	217,688
Accrued expenses	196,388	173,698
Dividend payable	6,697	5,991
Total current liabilities	434,667	413,333
Long-term debt, excluding current installments	471,294	473,227
Other long-term liabilities	266,774	220,006
Shareholders' equity	1,575,785	1,387,894
	$ 2,748,520	$ 2,494,460

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS REGULATION G RECONCILIATION (Dollars in thousands) (unaudited)
The following non-GAAP financial measures should be considered in conjunction with the GAAP financial measures arising from a change in the U.K. tax rate.
	Quarter ended September 28, 2013	Diluted earnings per share	Year-to-date September 28, 2013	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 56,489	$ 2.10	$ 223,621	$ 8.31

Deferred tax expense related to tax rate change	8,272	0.31	8,272	0.31

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 64,761	$ 2.41	$ 231,893	$ 8.62